Exhibit 5

Iron Mountain Incorporated

85 New Hampshire Avenue, Suite 150

Portsmouth, New Hampshire 03801

December 15, 2025

Iron Mountain Incorporated

85 New Hampshire Avenue, Suite 150

Portsmouth, New Hampshire 03801

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

As Senior Vice President and Deputy General Counsel of Iron Mountain Incorporated, a Delaware corporation (the “Company”), I have acted as counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of an additional 4,600,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), which may be issued pursuant to the Iron Mountain Incorporated 2014 Stock and Cash Incentive Plan, as amended (the “Plan”).

In so acting, I have examined originals or copies (certified or otherwise identified to my satisfaction) of (i) the Certificate of Incorporation of the Company, as amended, (ii) the Bylaws of the Company, (iii) the Plan, pursuant to which the Shares will be issued, (iv) the Registration Statement, (v) resolutions of the Company’s board of directors and other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In my examination, I have assumed: the genuineness of all signatures; the legal capacity of all natural persons; the authenticity of all documents submitted to me as originals; the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents; the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments, certificates and records I have reviewed; and the absence of any undisclosed modifications to the agreements and instruments I have reviewed.

Based on the foregoing, and subject to the qualifications stated herein, I am of the opinion that the Shares being registered for sale under the Plan pursuant to the Registration Statement have been duly authorized and, when issued and delivered in accordance with the terms of the Plan and the options or other rights granted thereunder, will be validly issued, fully paid and nonassessable.

Iron Mountain Incorporated

December 15, 2025

The opinion expressed herein is limited to the corporate laws of the State of Delaware, and I express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

I hereby consent to the use of this letter as an exhibit to the Registration Statement and any and all references to me in the Registration Statement. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Keely Stewart
Keely Stewart
Senior Vice President and Deputy General Counsel